Exhibit 99.1

SIGNATURE GROUP HOLDINGS CLOSES GRSA ACQUISITION

BECOMES GLOBAL LEADER IN

THIRD-PARTY ALUMINUM RECYCLING

This Marks the Culmination of a Series of Actions the Company Has Taken Over the Past Two Years to Increase its Market Cap Threefold

Deal Included Innovative Stapled Rights Offering with Significant Shareholder Participation:

•	Deal Oversubscribed by 75% or $42 Million

•	Indicative of Market Interest in Auto Aluminum Trend

SHERMAN OAKS, Calif. February 27, 2015 — Signature Group Holdings, Inc. (“Signature” or the “Company”) (OTCQX: SGRH) announced today that it has completed the acquisition of the Global Recycling and Specification Alloys (“GRSA”) business of privately-held Aleris Corporation for $525 million. Signature will operate the business going forward as “Real Alloy.”

Real Alloy becomes the world’s largest independent aluminum recycler, converting aluminum scrap and dross into high quality aluminum for end use in the automotive and aerospace manufacturing, food and beverage packaging, and building and construction industries. Its customers are automotive manufacturers and their tier one and tier two suppliers and aluminum rolling mills in the US, Canada, Mexico and Europe. Real Alloy enjoys economies of scale and the lead market share in third party aluminum recycling in North America and Europe.

Signature’s CEO Craig Bouchard commented, “We are delighted to complete this transaction. It is everything we were looking for: a leader in a high-growth industry with a blue-chip customer-base and an experienced management team.” Bouchard continued, “This team built the number one company in its industry, and I welcome the 1,600 employees in 24 plants in North America and Europe to the Signature family.”

Terry Hogan, Senior Vice President of GRSA’s North America division has been named President of Real Alloy effective February 27, 2015. Russell Barr, Vice President of GRSA’s European operations will serve as Executive Vice President of Real Alloy Europe, also effective February 27, 2015.

This deal is transformative for Signature, as it follows through on its publicly announced strategy to become a stable, strategic investor focused on sectors that include transportation, food, water and energy. As a result of the deal, the Company expects its annual revenues will increase from less than $50 million to approximately $1.5 billion, with significantly positive free cash flow.

Details on the Innovative Deal Structure

A Signature subsidiary issued publicly traded notes of $305 million (B2/B3), and along with arranging for working capital facilities aggregating $175 million, Signature contributed over $180 million of equity into Real Alloy to complete the transaction and pay closing fees. Signature previously announced that it had raised equity capital for the transaction. The final equity piece was an innovative Stapled Rights Offering structure. The offering raised $55 million, with total subscription and over-subscription requests for over $97 million. Bouchard noted: “We are very pleased that over 80% of our shares were subscribed for in the basic rights offering. In addition, shareholders requested over-subscriptions for more than $52 million. This led to $42 million more subscriptions than the maximum size of the offering. We appreciate the strong show of support from shareholders over the past two years as our market cap has grown threefold.”

About Signature Group Holdings, Inc.

Signature is a North America-based holding company seeking to invest its capital in large, well-managed and consistently profitable businesses concentrated primarily in the United States industrial and commercial marketplace. Signature has significant capital resources, and federal net operating loss tax carryforwards of more than $900 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

About this Rights Offering

The Rights Offering remains open with respect to the holders of Signature’s warrants and is being made only by means of a prospectus. A prospectus supplement has previously been filed with the Securities and Exchange Commission by the Company, and the expiration date for such portion of the Rights Offering remains April 28, 2015. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction. THE COMMISSIONER OF BUSINESS OVERSIGHT OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF THESE SECURITIES.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on its current expectations, estimates, and projections about Signature’s and Real Alloy’s businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. Signature undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about Signature’s and Real Alloy’s expansion and business strategies; anticipated growth opportunities; the amount of capital-raising necessary to achieve those strategies, as well as future performance, growth, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to Signature’s ability to successfully identify, consummate and integrate the acquisitions of Real Alloy and/or other businesses; the acceptance of the Company’s stock for listing on NASDAQ or another exchange; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; Signature’s ability to successfully defend against current and new litigation matters: as well as demands by investment banks for defense, indemnity, and contribution claims; obtaining the expected benefits of the reincorporation; Signature’s ability to access and realize value from its federal net operating loss tax carryforwards; and other risks detailed from time to time in Signature’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports filed on Forms 10-Q and 8-K.